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                                                    EXHIBIT 99.1


Quarterly Report
Third Quarter
Fiscal 1999



AMHERST, N.Y., December 16, 1998 - Mark IV Industries, Inc. (NYSE: IV) today reported results for its third fiscal quarter and nine months ended November 30, 1998.

Operating Results

In the quarter, diluted earnings per share before special items increased ten percent, to 46 cents from 42 cents last year, while income before special items was $27.0 million in the period compared to $27.3 million last year.

Sales for the period increased three percent, to $580.2 million from $564.1 million, while operating income (income before special items, interest expense and taxes) in this year's third quarter was $60.0 million versus $60.8 million in fiscal 1998.

Diluted weighted average shares outstanding decreased six percent in the quarter, to 63.0 million from 67.3 million in fiscal 1998, due to the company's stock repurchase program. All share and share related amounts are diluted.

In addition, as planned and previously discussed, the company took a $40 million (63 cents per share) after-tax charge in the third quarter, primarily to reposition its automotive aftermarket business unit, resulting in a loss for the period of $13.0 million (17 cents per share) versus last year's net income of $16.7 million (26 cents per share). Last year's period reflects an extraordinary charge for early debt extinguishment of $10.6 million (16 cents per share) after taxes.

For the first nine months of fiscal 1999, earnings before special items were $74.8 million ($1.22 per share) compared to $84.9 million ($1.30 per share) last year.

Sales for the nine-month period increased seven percent, to $1.76 billion from $1.66 billion last year. Operating income for the period was down ten percent, to $166.9 million from $184.9 million in fiscal 1998.

Net income for the nine months ended November 30, 1998, decreased to $32.2 million (58 cents per share) from $74.3 million ($1.14 per share) last year, reflecting the previously mentioned repositioning charge of $40 million, as well as an extraordinary after-tax charge for early debt extinguishment of $2.6 million (four cents per share) taken in the first quarter. In fiscal 1998, net income for the first nine months of the year includes an early debt extinguishment charge of $10.6 million (16 cents per share) taken in the third quarter.

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Reflecting on positive developments in the year, Sal H. Alfiero, chairman and chief executive officer of Mark IV, said, "Fiscal 1999, although a difficult and changing year, is proving to be about in line with our expectations as detailed at the start of the year, with the exception of the GM strike, which was not expected at that time, but ultimately did occur during the second quarter, resulting in a cost to the company of five cents per share. As anticipated, this year's third quarter marked our return to positive quarterly earnings comparisons. Our operating income margin, before the repositioning charge as a percentage of revenue, improved to 10.3 percent from nine percent in the first half of the year. Through the nine-month period, free cash flow increased by $151 million over last year, including an operating working capital reduction of $42 million exclusive of the repositioning charge. The restructuring initiated in fiscal 1997 has finally been completed. Looking forward, further improvements are expected in the fourth quarter and into the following fiscal year, particularly as it relates to the aftermarket repositioning.

"In October, we announced plans to open a North American manufacturing facility/technical center in Montreal, Canada, to provide injection molded/welded nylon air intake manifolds for automotive OEM customers in North America. The facility, which is expected to start up in the second half of next fiscal year, is approximately 175,000 square feet and will employ 150 to 200 people initially. Use of this air intake technology, acquired with the October 1997 purchase of LPI Systemes Moteurs, of France, will result in lower costs and a lighter weight product, with more efficient airflow, leading to improved engine performance and, most importantly, lower emissions.

"While the new technology has been in use in Europe for the past decade--where it has achieved a 50 percent penetration of the new vehicle market--it is an emerging technology in North America. The potential for this product in North America affords us an opportunity to add $80-$100 million to our revenue base over the next two to three years, as new engine designs increasingly incorporate these new types of manifolds. At this point, we have been awarded contracts for application of the new technology commencing with the 2000 model year vehicles."


Automotive Aftermarket Repositioning Charge

Mark IV has instituted a plan to reposition its automotive aftermarket business, which accounts for approximately 20 percent of the company's total revenue. This sector of the company's business has been negatively impacted by fundamental changes taking place in the aftermarket. Revenue growth rates and margins have been on the decline over the past several years, due to slowing demand resulting from improvements in the quality and performance of components and systems being supplied to the automotive OEM market. The effect has been to defer, or in some cases eliminate, the need for replacement parts. In addition, significant consolidation within the distribution channels has increased pricing pressures, reduced margins and affected terms of sale, requiring increased working capital.

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These factors have led Mark IV to reposition its aftermarket business in order to better align its assets with the company's business base in this sector.
In that context, Mr. Alfiero said, "A pre-tax charge of $66.0 million, or $40 million after taxes, has been reflected in this year's third quarter results. Nearly half of the pre-tax charge consists of non-cash items primarily related to inventory and fixed asset write-offs. The balance of the charge includes employee-related transition and other costs incurred in the current fiscal year needed to complete the restructuring program begun in the latter part of fiscal 1997, and employee-related and other cash costs associated with the aftermarket repositioning.

"Our aftermarket plan includes consolidation of distribution facilities, the elimination of low margin, slow-moving product lines, a reduction of inventory levels, rationalization of our customer base, and employee reductions. As a result of these actions, we expect to realize improved margins and reduced capital employed, while continuing to provide our customers with the same high level quality of products and service."


Earnings Outlook

Mr. Alfiero went on to state that, "As we look at our fourth quarter and next fiscal year, we believe that we will experience improvements both quarter-over-quarter and year-over-year. However, there are a number of factors which are negatively impacting us presently and we believe will continue to do so in the next year.

"Latin America, Australia/Asia, Agricultural Equipment and Petrochemical Markets, both domestic and foreign, and a general weakening manufacturing sector of our domestic economy, will negatively affect the company's earnings outlook from planned levels in the fourth quarter and next fiscal year.

"In addition to the above market- and geographical-related conditions, the company will reduce pension income assumptions from its over funded pension plans to reflect more conservative estimates going forward as a result of the extreme capital markets volatility experienced this year. While this will reduce book income, it has no impact on cash earnings to the company. Net earnings of the pension assets are retained by the plan and used to fund future retirement benefits without the need for the company to provide cash funding on an annual basis. The Mark IV retirement plan is and has been in an over funded position for the past ten years.

"In all of the above geographical locations, the company is operating profitably and expects to continue to do so for the balance of this year and next. However, the negative pressures being felt in Brazil and Australia, coupled with severe slowdowns in worldwide agricultural and petrochemical markets, and start-up costs in bringing new facilities on line, will reduce the level of profitability expected from these markets.



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"While there are a number of factors that will positively affect the company's earnings, including an increasing benefit flow from the completed restructuring, sales increases resulting from new products, and increased content per vehicle on new auto builds, the net result will be a lowering of diluted earnings per share expectations of five to seven cents in the fourth quarter (from 44 cents to 37-39 cents, versus 36 cents last year).

"Additionally, next year's expectation will be tempered by all of the factors outlined above, including revised pension income estimates, and the anticipated impact will be to lower fiscal year 2000 earnings expectations from $1.90 to a range of $1.65 to $1.75 per diluted share.

"We believe the depressed market and geographic conditions are temporary in nature, and that there will be a recovery over time. Our strategies with regard to markets and products is to stay the course, and our actions will be flexible enough so as to take advantage of any mitigation of these conditions.

"Management's view of the company's future prospects is reflected by the fact that, since March 1997 to date, Mark IV has repurchased an aggregate of 12.0 million shares of common stock, with 8.5 million being bought in this fiscal year. The company has 4.7 million shares remaining under its currently authorized share repurchase program."

Mr. Alfiero added, "The continuing improvement in cash flow, completion of our restructuring program, and implementation of the aftermarket repositioning, bodes well for future earnings prospects. The capital being invested, and the research and development programs being pursued, will help us maintain leadership positions in the market segments we serve. Our internal focus on cash flow, customer service, and new technologies and product development, coupled with an aggressive but selective acquisition effort, will enhance our competitive position and secure added value for our shareholders."

This report contains forward-looking statements that involve risk and uncertainties as detailed from time to time in the company's SEC reports, including its report on Form 10-K for its fiscal year ended February 28, 1998. These risks and uncertainties could affect the company's actual results and cause them to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the company.

Mark IV Industries, Inc. is a $2.2 billion global manufacturing company headquartered in the Buffalo suburb of Amherst, New York, employing 17,000 people worldwide. The company's core technologies include power transmission, fluid transfer and filtration systems and components for global industrial and automotive markets. For more information on Mark IV, visit the company's web site at http://www.mark-iv.com.

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Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except per share data)

                                   Three Months Ended     Nine Months Ended
                                      November 30,           November 30,
                                   ------------------     -----------------

                                    1998       1997        1998       1997
                                    ----       ----        ----       ----

Net sales                        $580,200   $564,100   $1,763,200  $1,655,300
                                 --------   --------   ----------  ----------
Operating costs:

  Cost of products sold           392,700    381,600    1,209,700   1,116,000
  Selling and administration       88,400     88,300      270,500     260,200
  Research and development         13,700     12,700       42,500      36,500
  Depreciation and amortization    25,400     20,700       73,600      57,700
                                 --------   --------   ----------  ----------
    Total operating costs         520,200    503,300    1,596,300   1,470,400
                                 --------   --------   ----------  ----------

  Operating income                 60,000     60,800      166,900     184,900
Interest expense                   17,700     16,800       50,100      46,700
                                 --------   --------   ----------  ----------
  Income before taxes and
   special items                   42,300     44,000      116,800     138,200

Provision for income taxes         15,300     16,700       42,000      53,300
                                 --------   --------   ----------  ----------
  Income before special items      27,000     27,300       74,800      84,900

Repositioning charge,
 net of tax benefits              (40,000)      -         (40,000)       -
                                 --------   --------   ----------  ----------
  Income (loss) before
   extraordinary item             (13,000)    27,300       34,800      84,900
Extraordinary loss from
 early extinguishment of debt,
 net of tax benefits                 -       (10,600)      (2,600)    (10,600)
                                 --------   --------   ----------  ----------
     NET INCOME (LOSS)           $(13,000)  $ 16,700   $   32,200  $   74,300
                                 ========   ========   ==========  ==========

Net income (loss) per share
 of common stock:
 Basic:
  Income before special items    $    .50  $    .43    $     1.29  $     1.32
  Repositioning charge               (.74)      -            (.69)        -
                                 --------  --------    ----------  ----------
     Income (loss) before
      extraordinary item             (.24)      .43           .60        1.32
Extraordinary loss                    -        (.17)         (.04)       (.16)
                                 --------  --------    ----------  ----------
     NET INCOME (LOSS)           $   (.24) $    .26    $      .56  $     1.16
                                 ========  ========    ==========  ==========

 Diluted:
  Income before special items    $    .46  $    .42    $     1.22  $     1.30
  Repositioning charge               (.63)      -            (.60)        -
                                 --------  --------    ----------  ----------
     Income (loss) before
      extraordinary item             (.17)      .42           .62        1.30
  Extraordinary loss                  -        (.16)         (.04)       (.16)
                                 --------  --------    ----------  ----------
     NET INCOME (LOSS)           $   (.17) $    .26    $      .58  $     1.14
                                 ========  ========    ==========  ==========

Weighted average number
of shares outstanding:

     Basic                         54,500    63,700        57,900      64,300
                                 ========  ========    ==========  ==========
     Diluted                       63,000    67,300        66,500      65,800
                                 ========  ========    ==========  ==========


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Consolidated Condensed Balance Sheets
(Dollars in thousands)

                                   November 30, 1998        February 28, 1998
                                      (Unaudited)
                                   -----------------        -----------------
Assets

Accounts receivable, net              $  460,300              $  466,400
Inventories                              364,300                 393,400
Other current assets                     146,000                 226,500
                                      ----------              ----------
     Total current assets                970,600               1,086,300
Pension and other non-current assets     239,300                 226,600
Property, plant and equipment, net       664,900                 668,400
Goodwill                                 431,300                 439,200
                                      ----------              ----------
     TOTAL ASSETS                     $2,306,100              $2,420,500
                                      ==========              ==========

Liabilities & Stockholders' Equity

Current debt                          $   66,200              $  206,900
Accounts payable and other
 current liabilities                     429,700                 421,000
                                      ----------              ----------
     Total current liabilities           495,900                 627,900
                                      ----------              ----------
Long-term debt                           934,600                 793,900
Other non-current liabilities            263,800                 246,700
Stockholders' equity                     611,800                 752,000
                                      ----------              ----------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY            $2,306,100              $2,420,500
                                      ==========              ==========